UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2011

TELKONET, INC.
(Exact name of registrant as specified in its charter)

Utah	000-31972	87-0627421
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10200 Innovation Drive, Suite 300 Milwaukee, Wisconsin	53226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414)  223-0473

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2011, the Board of Directors of Telkonet, Inc. (the “Company”), appointed Glenn A. Garland to the Board of Directors of the Company effective November 30, 2011. Mr. Garland will fill the vacancy created by the previously disclosed resignation of Anthony J. Paoni from the Board, and will stand for re-election at the 2012 annual meeting of stockholders. Also in connection with Mr. Paoni’s resignation, the board appointed William H. Davis as Chairman of the Board, effective November 30, 2011.

Mr. Garland has been appointed to serve on the Company’s audit and compensation committee’s.

 Mr. Garland, 54, has served as President and CEO of CLEAResult, an Austin, Texas-based energy optimization firm that operates energy efficiency and renewable energy programs for utility companies, government organizations and private businesses across the country, since October of 2003. Mr. Garland also serves as President of Sun2O since October of 2006. Mr. Garland’s career spans 25 years in the energy efficiency industry consulting with businesses, utilities and government agencies at the international, federal, state and local levels.

The Company’s Director Compensation Policy is applicable to Mr. Garland as a non-employee director. Mr. Garland will receive a monthly board retainer of $5,000 payable in Company stock and $500 per committee meeting participation, also payable in Company stock. Mr. Garland will also be reimbursed for certain tax liabilities incurred in connection with his director compensation.

There are no family relationships between Mr. Garland and any other director or executive officer of the Company.

Item 8.01      Other Events.

On November 30, 2011 the Company issued a press release related to the events described in Item 5.02 above.  The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 30, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2011	TELKONET, INC.
By: /s/ Jason L. Tienor
Jason L. Tienor, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 30, 2011.